Comdisco, Inc. and Subsidiaries                                    Exhibit 11.00

COMPUTATION OF EARNINGS PER COMMON SHARE
(in millions except per share data)

Average shares used in computing net earnings per common and common equivalent share were as follows:


                                             Three months
                                                ended
                                             December 31
                                             -----------
                                             1998   1997
                                             ----   ----

Average shares outstanding ...............    152    148
Effect of dilutive options ...............      9     12
                                             ----   ----
   Total .................................    161    160
                                             ====   ====

Net earnings available
    to common stockholders ...............   $ 38   $ 34
                                             ====   ====

Net earnings per common share

         Basic ...........................   $.25   $.23
                                             ====   ====
         Diluted .........................   $.24   $.21
                                             ====   ====